                                                                   EXHIBIT 10.14
                            ZHONE TECHNOLOGIES, INC.

                               EXCHANGE AGREEMENT

        This Exchange Agreement (this "Agreement") dated as of July 1, 2002 is entered into by and among Zhone Technologies, Inc., a Delaware corporation (the "Company"), and the parties identified in Exhibit A hereto (the "Purchasers").

                                    RECITALS:

        A. The Company entered into a series of Stock Purchase Agreements dated October 28, 1999 (the "Purchase Agreements") with the purchasers of the Company's Series A-1 through A-12 Preferred Stock (collectively, the "LLC Purchasers").

        B. The LLC Purchasers are a series of limited liability companies, each of which issued Series A Preferred Units (the "Series A Preferred Units") to their Class A Members (the "Class A Members") and Series B Common Units (the "Series B Common Units") to their Class B Members (the "Class B Members"). The Purchasers constitute all of the Class A Members and Class B Members.

        C. In connection with a restructuring of the Company, including a 10 for 1 reverse split (the "Reverse Split") of the Company's Common Stock (such restructuring, including the Reverse Split and the other transactions contemplated by this Agreement, the "Restructuring"), the parties have agreed that the Class A Members and Class B Members shall exchange their interests in the LLC Purchasers for shares of a newly authorized class of Series AA Preferred Stock and Common Stock, respectively, of the Company

        D. The parties intend, by executing this Agreement, that the transfer of Series A Preferred Units and Series B Common Units by the Class A Members and Class B Members in exchange for Company capital stock pursuant to this Agreement qualifies for treatment as a non-taxable transaction under
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT:

        NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

        1.      Authorization and Sale of Shares.

                1.1 Authorization. The Company has, or before the Closing (as defined in Section 2) will have, duly authorized the issuance, pursuant to the terms of this Agreement, of up to 62,500,000 shares of Series AA Preferred Stock (the "Preferred Shares") having the rights, restrictions, privileges and preferences set forth in the form of Second Amended and Restated

Certificate of Incorporation attached hereto as Exhibit B (the "Second Amended Certificate of Incorporation") and 7,500,000 shares of Common Stock (the "Common Shares"; collectively with the Preferred Shares, the "Shares"). The Company has, or before the Closing will have, duly approved the Reverse Split and duly adopted and filed the Second Amended Certificate of Incorporation with the Secretary of State of the State of Delaware. Within one business day after the Closing, the Company shall have duly adopted and filed with the Secretary of State of the State of Delaware the Third Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit C (the "Third Amended and Restated Certificate of Incorporation") and, together with the Second Amended and Restated Certificate of Incorporation, whichever is in effect at the applicable time, the "Certificate of Incorporation").

                1.2 Exchange. Subject to the terms and conditions of this Agreement, at the Closing, the Company will issue the Preferred Shares to the Class A Members in exchange for the Series A Preferred Units and the Common Shares to the Class B Members in exchange for the Series B Common Units. The Series A Preferred Units and Series B Common Units held by each Purchaser and the number of Preferred Shares and Common Shares issuable to each Purchaser are set forth opposite each Purchaser's name on Exhibit A. The Common Shares to be issued in exchange for the Series B Common Units will be subject to the vesting schedule applicable to the Series B Common Units being exchanged pursuant to this Agreement, as more specifically described in Schedule I attached to this Agreement.

        2.      Closing.

                2.1 Closing Date. The issuance of the Shares hereunder shall take place at one (1) closing (referred to in this Agreement as the "Closing"). Subject to the terms and conditions of this Agreement, the Closing shall take place on or about July 1, 2002 (the date of the Closing is referred to in this Agreement as the "Closing Date"). The issuance shall be made on the terms and conditions set forth in this Agreement. The Closing shall be held at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California, at 10:00 a.m. local time, on the Closing Date, or at such other time and place upon which the Company and the Purchasers shall agree. At the Closing, the Company shall deliver to each Purchaser a certificate for the number of Shares being issued to such Purchaser at the Closing, registered in the name of the Purchaser, against delivery of an assignment in the form attached as Exhibit D.

                2.2 Consents to Transfer. For the purposes of the respective Operating Agreements for each of the LLC Purchasers, each of the Purchasers, by their execution hereof, consent to the transfer of the Series A Preferred Units and Series B Common Units as contemplated herein.

        3. Representations of the Company. The Company hereby represents and warrants to each Purchaser, that:

                3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted by it, and to enter into and perform this Agreement and the Rights Agreement in the form attached as Exhibit E (the "Rights Agreement") and to carry out the transactions contemplated by this Agreement and the Rights Agreement. The Company has furnished or made available to the Purchaser or its special counsel true and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date and presently in effect.

                3.2 Capitalization. The authorized capital stock of the Company immediately after the filing of the Second Amended Certificate of Incorporation and immediately prior to the Closing shall consist of 397,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"), of which approximately 96,753,027 shares are issued and outstanding, and 204,500,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"), 125,000,000 of which shares have been designated as Series A-1 through A-12 Preferred (collectively, the "Series A Preferred"), 62,500,000 of which shares have been designated as Series AA Preferred Stock (the "Series AA Preferred") and 17,000,000 of which shares have been designated as Series B Preferred Stock (the Series B Preferred). Immediately prior to the Closing, there will be 125,000,000 shares of Series A Preferred issued and outstanding no issued and outstanding shares of Series AA Preferred and no issued and outstanding shares of Series B Preferred. 62,500,000 shares of Series AA Preferred and 7,500,000 shares of Common Stock shall be issued pursuant to this Agreement. All of the issued and outstanding shares of Preferred Stock and Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Exhibit F, there is (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company authorized or outstanding,
(ii) no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of the Company's capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and except that (after giving effect to the Reverse Split) (A) 17,000,000 shares of Series B Preferred Stock have been reserved for issuance in connection with the Agreement of Merger dated June 18, 2002 by and among the Company, Vpacket Communications, Inc. and the Shareholders' Representative, and a subsequent rights offering of Series B Preferred Stock, (B) 125,000,000 shares of Common Stock have been reserved for issuance upon conversion of the Series A Preferred pursuant to the Second Amended and Restated Certificate of Incorporation, (C) 62,500,000 shares of Common Stock have been reserved for issuance upon conversion of the Series AA Preferred, (D) 17,000,000 shares of Common Stock have been reserved for issuance upon conversion of the Series B Preferred, and (E) 7,612,430 shares of Common Stock have been reserved for issuance to employees, consultants, directors and officers of the Company pursuant to stock grant, stock purchase and/or option plans or any other stock incentive program, arrangement or agreement approved by the Board of Directors, including 5,220,151 shares of Common Stock pursuant to options available for future grant to employees. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

                3.3 Subsidiaries. Each of the Company's subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing would not reasonably be expected to have a material adverse effect on the Company. None of the Company's subsidiaries engages in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation and in which the failure to so qualify would have a material adverse effect on the business of the Company's and its subsidiaries.

                3.4 Issuance of Shares. The issuance and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Preferred Shares, have been duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued and delivered in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Preferred Shares as provided in the Certificate of Incorporation, when issued upon such conversion, will be duly authorized and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and the Rights Agreement.

                3.5 Authority for Agreement. The execution, delivery and performance by the Company of this Agreement, the Rights Agreement, the Assignment Agreement in the form attached hereto as Exhibit G (the "Assignment Agreement") and the Termination Agreement in the form attached hereto as Exhibit H (the "Termination Agreement" and, together with this Agreement, the Rights Agreement and the Assignment Agreement, the "Transaction Agreements") and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly approved by all necessary corporate and stockholder action of the Company. At the Closing, the Transaction Agreements will have been duly executed and delivered by the Company and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies. The execution and delivery of, and performance of the transactions contemplated by the Transaction Agreements and compliance with their respective provisions by the Company and the issuance of the Shares and the Common Stock issuable upon conversion of the Preferred Shares will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, the Certificate of Incorporation or Bylaws (each as amended to date) or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company.

                3.6 Fairness Opinion. The Board of Directors of the Company has received the opinion of Wells Fargo Securities LLC to the effect that the Restructuring is fair to the holders of Common Stock of the Company from a financial point of view.

                3.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with (i) the execution and delivery of the Transaction Agreements and consummation of the transactions contemplated thereby, (ii) the offer, issuance and delivery of the Preferred Shares or the Common Stock issuable upon conversion of the Preferred Shares or (iii) the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (A) the filings pursuant to

Section 25102(f) of the California Corporation Securities Law of 1986, as amended, and the rules thereunder, and other filings required under Regulation D of the Securities Act of 1933, which filings will be effected within fifteen
(15) days of the sale of the Shares hereunder and (B) the filing of the Certificate of Incorporation with the Delaware Secretary of State.

                3.8 Insurance. The Company has made available to the Purchasers a complete and accurate copy of its directors and officers liability policy. All premiums due and payable under such policy have been paid and the Company is otherwise in compliance in all material respects with the terms of such policy.

                3.9 Offering Valid. Assuming the accuracy of the representations and warranties of each of the Purchasers contained in Section 4 hereof, the offer and issuance of the Shares, and the shares of Common Stock issuable upon conversion of the Preferred Shares, are and will be exempt from the registration requirements of the Securities Act and are exempt from registration and qualification under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited nor will solicit any offers to sell nor has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of the Shares by the Company within the registration provisions of the Securities Act or any state securities law.

        4. Representations of the Purchasers. Each of the Purchasers severally and not jointly represents and warrants to the Company as follows:

                4.1 The Shares to be acquired by such Purchaser pursuant to this Agreement, and the shares of Common Stock into which the Preferred Shares may be converted (collectively, the "Securities"), are being acquired for the Purchaser's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or California law in contravention of applicable law.

                4.2 The Purchaser understands that the Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, that, except as set forth in the Rights Agreement, the Company has no present intention of registering the Securities, that the Securities must be held by the Purchaser indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. The Purchaser further understands that the Securities have not been qualified under California law by reason of their issuance in a transaction exempt from the qualification requirements of California law, which exemption depends upon, among other things, the bona fide nature of the Purchaser's investment intent expressed above.

                4.3 During the negotiation of the transactions contemplated herein, the Purchaser and its respective representatives and legal counsel have been granted the opportunity to review and inspect the Company's corporate books, financial statements, records, contracts, documents, offices and facilities, have been afforded an opportunity to ask such questions of the Company's officers, employees, agents, accountants and representatives concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investments contemplated herein. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Purchaser to rely thereon.

                4.4 The Purchaser and its respective representatives have been solely responsible for its own "due diligence" investigation of the Company and its management and business, for its own analysis of the merits and risks of this investment and for its own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, the Purchaser has acted solely in its own interest, and neither the Purchaser nor any of its respective agents or employees has acted as an agent of the Company. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the acquisition of the Securities pursuant to the terms of this Agreement and of protecting its respective interest in connection therewith.

                4.5 The Purchaser is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser is able to bear the economic risk of the purchase of the Securities pursuant to the terms of this Agreement, including a complete loss of its investment in the Securities.

                4.6 The Purchaser has the full right, power and authority to enter into and perform the Purchaser's obligations under this Agreement, and this Agreement constitutes the valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

                4.7 No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Purchaser is required in connection with the valid execution, delivery and performance by the Purchaser of this Agreement.

                4.8 The Purchaser understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

                4.9 The Purchaser has not relied on any statements or representations of the Company or any of its agents (other than the representations and warranties set forth herein) with respect to the federal, state, local and foreign tax consequences of this investment and the federal, state, local and foreign tax consequences of transactions contemplated by the Agreements. With respect to such matters, the Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

                4.10 The Purchaser acknowledges that it is not relying upon any person or entity (including, without limitation, any other Purchaser) other than the Purchaser's business advisors, the Company and its officers and directors in making its investment or decision to invest in the Company.

        5. Conditions to the Obligations of the Purchaser to Purchase Shares at the Closing. The obligation of each of the Purchasers to acquire Shares at the Closing is subject to the fulfillment, or the written waiver by each Purchaser, of each of the following conditions on or before the Closing:

                5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

                5.2 Performance. The Company and each other Purchaser shall have performed and complied with all covenants, agreements and conditions contained in this Agreement and required to be performed or complied with by the Company or such other Purchaser, as the case may be, prior to or at the Closing.

                5.3 Certificates and Documents. The Company shall have delivered or made available to the Purchasers or their counsel:

                        (a) The Second Amended and Restated Certificate of Incorporation of the Company, as in effect as of the Closing Date, certified by the Secretary of State of the State of Delaware;

                        (b) A certificate, as of the most recent practicable date, as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware;

                        (c) Bylaws of the Company, as in effect as of the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date;

                        (d) Resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with the Transaction Agreements and the transactions contemplated thereby, in each case certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

                        (e) Written consent(s) of the holders of a majority in interest of the Common Stock and of the Series A Preferred approving the Reverse Split, the Second Amended and Restated Certificate of Incorporation and the Third Amended and Restated Certificate of Incorporation, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date.

                5.4 Compliance Certificate. The Company shall have delivered to the Purchasers a certificate, executed by the President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

                5.5 Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Common Stock issuable upon conversion of the Preferred Shares.

                5.6 Legal Opinion. The Purchasers shall have received from Gray Cary Ware & Freidenrich LLP, counsel to the Company, an opinion, dated as of the Closing Date, in form and content reasonably acceptable to the Purchasers.

                5.7 Fairness Opinion. The Board of Directors of the Company shall have received the opinion of Wells Fargo Securities LLC to the effect that the Restructuring is fair to the holders of Common Stock of the Company from a financial point of view.

                5.8 Rights Agreement. The Company and the other parties thereto shall have executed and delivered the Rights Agreement.

                5.9 Termination Agreement. The Company and the other parties thereto shall have executed and delivered the Termination Agreement.

                5.10 Assignment Agreement. The Company, each LLC Purchaser and the limited liability company of which such Purchaser is a Class A Member shall have executed a delivered the Assignment Agreement.

                5.11 LLC Purchasers. All requisite action to dissolve the LLC Purchasers and retire the Series A Preferred shall have been taken, subject only to the filing of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

                5.12 Restricted Stock Purchase Agreements. The Company and Mory Ejabat shall have executed and delivered a Restricted Stock Purchase Agreement relating to the purchase of 3,500,000 shares of Common Stock, and Jeanette Symons shall have executed and delivered a Restricted Stock Purchase Agreement relating to the purchase of 2,000,000 shares of Common Stock, which agreements shall be in the form attached hereto as Exhibit I.

                5.13 Management Rights Letter. A Management Rights Letter shall have been executed by the Company and delivered to each Purchaser who is a party to a Management Rights Letter with the Company as of the date of this Agreement, if requested by any such Purchaser, on substantially the same terms and conditions as such Purchaser's existing Management Rights Letter.

        6. Conditions to the Obligations of the Company. The obligations of the Company under Section 1.2 of this Agreement are subject to fulfillment, or the waiver, of the following conditions on or before the Closing:

                6.1 Accuracy of Representations and Warranties. Each representation and warranty of the Purchasers contained in Section 4 hereof shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

                6.2 Performance. All covenants, agreements and conditions contained in this Agreement and required to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied within all material respects.

                6.3 Rights Agreement. The Purchasers shall have executed and delivered the Rights Agreement.

        7.      Covenants and Agreements.

                7.1 LLC Purchasers; Third Amended and Restated Certificate of Incorporation. Within one (1) business day following the Closing, the Company shall dissolve the LLC Purchasers and cause to be duly filed with the Secretary of State of the State of Delaware the Third Amended and Restated Certificate of Incorporation.

                7.2 Merger of Zhone Investors FF, L.L.C. Immediately following the Closing, the Company, as the owner of a majority of the Series A Preferred Units and 100% of the Series B Common Units of Zhone Investors FF, LLC ("Zhone FF LLC"), shall cause Zhone FF, LLC to merge with and into the Company (the "Zhone FF Merger"), pursuant to which any outstanding Series A Preferred Units of Zhone FF, LLC outstanding as of the date of the FF Merger (not held by the Company) shall be exchanged for the same number of shares of Series AA Preferred Stock of the Company as if the exchange was made pursuant to this Agreement. The Company shall also cause to be filed a certificate of merger with the Secretary of State of Delaware, which certificate shall serve as a certificate of cancellation of Zhone FF LLC.

                7.3     Tax Matters. Each of the parties covenants and agrees
(a) to report the transfer of Series A Preferred Units and Series B Common Units, as applicable, by the Class A Members and Class B Members in exchange for Company capital stock pursuant to this Agreement (the "Transfers") as a non-taxable transaction under Section 351 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, and (b) to use its best efforts to cause the Transfer to qualify, and not to take any actions which to its knowledge could reasonably be expected to prevent the Transfers from qualifying, as a non-taxable transaction under Section 351 of the Code.

                7.4 Further Assurances. Each party hereto covenants and agrees to execute and deliver such other documents and take such other action, without undue delay, as the other party or parties hereto shall reasonably request to carry out the intent of this Agreement.

        8.      Indemnification.

                8.1 Right to Indemnification. To the fullest extent permitted by applicable law, the Company will indemnify and hold harmless each director and officer of the Company and each Purchaser and each of such Purchasers' respective current and former officers, directors, employees, partners and affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, obligations, assessments, penalties, judgments, awards or liabilities (or any action in respect thereof), joint or several, (collectively "Damages") insofar as such as Damages arise out of or in connection with the transactions contemplated by the Transaction Agreements or the Restructuring (other than any Damages arising from or in connection with a breach of the representations of the Purchaser related to such Indemnified Party as set forth in Section 4 of this Agreement), and the Company shall promptly reimburse the Indemnified Parties for any legal and other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating or defending any such Damage or actions or claims whether or not resulting in any Damage. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to an Indemnified Party. The Company shall not be liable for any settlement of any claim or action against an Indemnified Party which is made without the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any claim or action in respect of which indemnification may be sought hereunder.

                8.2 Contribution. If the indemnification of an Indemnified Party provided for in Section 8.1 is for any reason held unenforceable, the Company agrees to contribute to the Damages for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Indemnified Party, on the other hand of the transactions contemplated by the Exchange Agreement or the other Transaction Agreements, or the Reverse Split or the Restructuring or (ii) if, but only if, the allocation provided for in clause (i) above is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, as well as any other relevant equitable considerations.

        9.      Miscellaneous.

                9.1 Successors and Assigns. This Agreement, and the rights and obligations of each of the Purchasers hereunder (except for the right to purchase Shares initially), may be assigned by the Purchaser to any person or entity to which Shares are transferred by the Purchaser, and such transferee shall be deemed a "Purchaser" for purposes of this Agreement; provided, that the transferee provides written notice of such assignment to the Company.

                9.2 Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

                9.3 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or fax or sent by a nationally recognized courier service with written verification of receipt:

                If to the Company:

                Zhone Technologies, Inc.
                7001 Oakport Street
                Oakland, CA 94621
                Attention: President
                (fax no. 510-777-7593)
or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers,

                with a copy to:

                Gray Cary Ware & Freidenrich LLP
                400 Hamilton Avenue
                Palo Alto, California 94301-1825
                Attention: Peter M. Astiz, Esq.
                (fax no. 650-833-2001), and

If to the Purchaser, at its address set forth on Exhibit ___, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser.

Notices provided in accordance with this Section shall be deemed delivered upon actual receipt.

                9.4 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. When a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained herein are applicable to the singular as well as the plural forms of such terms.

                9.5 Brokers. The Company and each Purchaser (severally and not jointly) (i) represent and warrant to each other that, it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) each will indemnify and save the other party harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

                9.6 Expenses. The Company and each Purchaser each shall bear its own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

                9.7 Entire Agreement. This Agreement and the other documents delivered pursuant to the Agreement at the Closing embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                9.8 Amendments and Waivers. Upon approval by two-thirds (2/3) of the members of the Company's Board of Directors, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Shares, on an as-converted basis together with all shares of Common Stock issued upon conversion of the Shares. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Shares (including shares of Common Stock into which such Shares have been converted) and each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. The Tax Indemnity Agreement by and among Mory Ejabat, Jeanette Symons and the Company executed and delivered in connection with this Agreement shall not be amended or waived without the written consent of the parties thereto and the holders of a majority of the Shares, on an as converted basis.

                9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                9.10 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

                9.11 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflict of laws principles) as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

                9.13 Attorney's Fees. In the event that any dispute among the Company and the Purchaser should result in arbitration, the arbitrator may award to one or more of the Prevailing Persons such reasonable attorney fees, costs and expenses, as determined by the arbitrator. Any judgment or order enforcing such arbitration may, in the discretion of the court entering such judgment or order, contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or order and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section , "attorney fees" shall include, without limitation, attorney fees incurred in arbitration, post-arbitration order or judgment motions, contempt proceedings, garnishment, levy, and debtor and third party examinations, discovery and bankruptcy litigation. For purposes of this Section , "Prevailing Person" shall mean any person who is determined by the arbitrator in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

                9.14 Binding Arbitration. The Company and the Purchasers agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration, and judgment upon the final award may be entered in any court having jurisdiction. The arbitration shall be in Palo Alto, California and in accordance with the Comprehensive Arbitration Rules and Procedures ("Rules") of the Judicial Arbitration and Mediation Services/Endispute in San Francisco, California. Except as otherwise provided in Section 9.13 of this Agreement, all fees and expenses of the arbitration shall be borne by the parties equally.

        A single arbitrator shall be selected according to the Rules within thirty (30) days of submission of the dispute to the arbitrator. The arbitrator shall conduct the arbitration in accordance with the California Evidence Code. The parties shall allow and participate in discovery in accordance with the California Rules of Civil Procedure for a period of sixty days after the filing of an answer or other responsive pleading. All issues regarding compliance with discovery requests shall be decided by the arbitrator. Any party may seek the arbitrator's permission to take any additional deposition which is necessary to preserve the testimony of a witness who either is, or may become, outside the subpoena power of the arbitrator or otherwise unavailable to testify in the arbitration.

        The arbitrator shall have the power to enter any award that could be entered by a Judge of the Superior Court of the State of California sitting without a jury, and only such power, except that the arbitrator shall not have the power to award punitive damages, treble damages or any other damages that do not represent actual damages, even if permitted under the laws of the State of California or any other applicable law.

        The parties hereby agree to the Optional Appeal Procedure provided for in the Rules. The final arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the foregoing, the Company and the Purchasers irrevocably submit to the non-exclusive jurisdiction of the Superior Court of the State of California, Santa Clara County, and the United States District Court for the Northern District of California, Branch nearest to Palo Alto, California, in any action to enforce an arbitration award.

        The Company and the Purchasers further agree that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 9.3 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

                             [Signatures to Follow]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   COMPANY:

                                   ZHONE TECHNOLOGIES, INC.

                                   By:
                                      ------------------------------------------
                                      Mory Ejabat, Chief Executive Officer

                                   CLASS A MEMBERS:

                                   ---------------------------------------------
                                   Name of Class A Member

                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title

                                   CLASS B MEMBERS:

                                   The Morteza Ejabat Trust Under Declaration of Trust dated May 18, 1998

                                   By:
                                      ------------------------------------------
                                      Trustee

                                   The Symons Living Trust Dated March 15, 1995

                                   By:
                                      ------------------------------------------
                                      Trustee

                                   The Dahl Family Trust Dated October 1, 1989

                                   By:
                                      ------------------------------------------
                                      Trustee

                             SCHEDULES AND EXHIBITS

SCHEDULE I           Vesting Schedule

EXHIBIT A            Series A Preferred Units and Series B Common Units

EXHIBIT B            Second Amended and Restated Certificate of Incorporation

EXHIBIT C            Third Amended and Restated Certificate of Incorporation

EXHIBIT D            Form of Transfer

EXHIBIT E            Form of Rights Agreement

EXHIBIT F            Exceptions to Section 3.2

EXHIBIT G            Form of Assignment Agreement

EXHIBIT H            Form of Termination Agreement

EXHIBIT I            Form of Restricted Stock Purchase Agreement

                                   SCHEDULE I

                                Vesting Schedule

        1. Restrictions on Alienation. Executive agrees not to sell, assign, transfer, hypothecate or otherwise alienate the Common Shares received pursuant to this Agreement, with or without consideration, unless and until, and only to the extent that such Common Shares are no longer subject to the Company's Repurchase Option, as set forth in this Schedule I.

        2. Grant of Repurchase Option. In the event of the termination of the Executive's Service with Zhone due to death, Disability (as defined in the Employment Agreement) or Voluntary Termination, the Company shall repurchase from Executive any or all of the Executive's Unvested Interest subject to the terms and conditions set forth in this Schedule I (the "Repurchase Option").

        3. Exercise of the Repurchase Option. The Company shall exercise any or all of the Repurchase Option by written notice to the Executive, the Executive's legal representative, or other holder of the Common Shares, as the case may be, during the Repurchase Period. The "Repurchase Period" shall be the period commencing as of the date of the date of the Executive's termination of Service and ending on the date forty-five (45) days after the Executive's termination of Service. If the Company fails to give notice during the Repurchase Period, the Repurchase Option shall terminate (unless the Zhone Board and the Executive or the Executive's heirs, administrators, successors or assigns, as applicable, have agreed to extend the time for the exercise of the Repurchase Option).

        4. Price and Payment for Repurchased Interest. The repurchase price for the Unvested Interest being repurchased by the Company pursuant to the Repurchase Option shall be a dollar amount equal to: (i) the difference between one-hundred percent (100%) and the Vested Percent, multiplied by (ii) the Aggregate Purchase Price. Payment of the repurchase price by the Company to the Executive shall be made in cash on or before the expiration of thirty (30) days from the last day of the Repurchase Period. For purposes of the foregoing, cancellation of any indebtedness of the Executive to the Company shall be treated as payment to the Executive in cash to the extent of the unpaid principal and any accrued interest canceled.

        For purposes of this Agreement, the following terms shall have their respective meanings set forth below:

        "Aggregate Purchase Price" means an amount equal to $40,000.00 in the case of Mory Ejebat, or $32,500.00 in the case of Jeanette Symons, whichever is applicable.

        "Change in Control Date" means the date on which any of the following transactions occur, provided that the "beneficial owners" (as such term is defined by the Securities Exchange Act of 1934, as amended) of the stock of Zhone immediately prior thereto shall immediately thereafter own less than 50% of the voting power of the surviving Person or an entity that holds 80% or more of the beneficial equity interest in such surviving Person: (i) the merger or consolidation of Zhone into or with another Person, (ii) the issuance by Zhone of voting securities to another Person, (iii) the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of Zhone or (iv) other transaction.

        "Employment Agreement" means the Employment Agreement dated as of October 20, 1999 between Mory Ejebat and the Company or the Employment Agreement dated as of October 20, 1999 between Jeanette Symons and the Company, whichever is applicable.

        "Executive" means Mory Ejabat or Jeanette Symons, whichever is applicable.

        "Involuntary Termination" means (i) termination of Executive's Service with Zhone other than for Cause (as defined in the Employment Agreement), death or Disability or (ii) Executive's resignation from Service with Zhone for Good Reason (as defined in the Employment Agreement).

        "Person" means a natural person, partnership (whether limited or general), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

        "Service" means the Executive's performance of services for Zhone in accordance with the Employment Agreement.

        "Unvested Interest" means, on any relevant date, the difference between 100% of the Common Shares and the Vested Interest.

        "Vested Interest" means, on any relevant date, the Vested Percent of the Common Shares.

        "Vested Percent" means, except as provided in the next sentence, on any relevant date, the percentage determined by multiplying 2.083333% by each full month of Executive's continuous Service with Zhone from and after July 1, 1999 through such date until the Vested Percent equals 100%. In the event of Executive's Involuntary Termination or the occurrence of a Change in Control Date while Executive is in Service to Zhone, the Vested Percent shall as of the date of any such event or occurrence become 100%. In the event of Executive's death or Disability, 50% of the Common Share Interest that would otherwise be an Unvested Interest as of the date of such death or Disability pursuant to the operation of the first sentence of this definition, shall instead be added to and included in the Vested Percent as of such date.

        "Voluntary Termination" means a termination of Service with Zhone that is not an Involuntary Termination.

                                    EXHIBIT A

                Purchaser                       Series A Units         Series B Units        Series AA Shares         Common Shares
                ---------                       --------------         --------------        ----------------         -------------
TPG Zhone LLC                                     38,125,000                                   19,062,500

KKR-ZT LLC                                        38,125,000                                   19,062,500

New Enterprise Associates VII, Limited            13,750,000                                    6,875,000
 Partnership
California Public Employees' Retirement           12,500,000                                    6,250,000
 system

Madison Dearborn Capital Partners III              6,250,000                                    3,125,000

Mory Ejabat, as Trustee of the Morteza             2,500,000              40,000,000            1,250,000             4,000,125
 Ejabat Trust Under Declaration of Trust
 Dated may 18, 1998

Jeanette Symons, as Trustee of the Symons          2,500,000              32,500,000            1,250,000             3,250,125
 Living Trust dated March 15, 1995

Robert Dahl, as Trustee of the Dahl                  237,500               2,500,000              118,750               249,750
 Family Trust Dated October 1, 1989, as
 amended

U.S. Venture Partners VI, L.P.                     2,500,000                                    1,250,000

The Pacific Corporate Group Private                1,075,000                                      537,500
 Equity Fund

Nexus Capital Partners II, L.P.                    1,750,000                                      875,000

BancBoston Investments Inc.                        1,056,250                                      528,125

Credit Suisse First Boston Venture Fund            1,000,000                                      500,000
 I, L.P.

Aman Ventures LLC                                  1,000,000                                      500,000

Howell Family, LLC                                   125,000                                       62,500

Sanford Robertson                                    250,000                                      125,000

MLS-1, LP                                            250,000                                      125,000

John Glynn                                           250,000                                      125,000

John Bowes                                           125,000                                       62,500

Bo Price                                             250,000                                      125,000

Leo Damien                                            12,500                                        6,250

Allen Davis                                          375,000                                      187,500

Marty Hahnfeld                                         4,200                                        2,100

Mike Hendren                                         100,000                                       50,000

David Helfrich                                        25,000                                       12,500

Art Hoffman                                           25,000                                       12,500

                Purchaser                       Series A Units         Series B Units        Series AA Shares         Common Shares
                ---------                       --------------         --------------        ----------------         -------------
Reed Hundt                                            68,750                                       34,375

Larry Jackson                                         75,000                                       37,500

Fran Jewels                                            6,250                                        3,125

Arnold Lim                                            50,000                                       25,000

Bruce Lindsay                                         12,500                                        6,250

Jim Otto                                              25,000                                       12,500

Rich Petit                                            12,500                                        6,250

Dave Robison                                           4,200                                        2,100

Rob Ryan                                             125,000                                       62,500

Curt Sanford                                         125,000                                       62,500

HK Sepehri-Nik                                        25,000                                       12,500

John Sidgmore                                         25,000                                       12,500

Dan Stanzione                                         50,000                                       25,000

George Underhill                                      12,500                                        6,250

Ray Velkers                                           12,500                                        6,250

Gary Wetzel                                            4,100                                        2,050

Pete Wills                                             6,250                                        3,125

Jim Zeitlin                                          125,000                                       62,500

Gray Cary Ware & Freidenrich LLP                      50,000                                       25,000

Log Cabin LLC (William Schrader)                      25,000                                       12,500

                                    EXHIBIT B

            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                    EXHIBIT C

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                    EXHIBIT D

                                FORM OF TRANSFER

                                    EXHIBIT E

                            FORM OF RIGHTS AGREEMENT

                                    EXHIBIT F

                            EXCEPTIONS TO SECTION 3.2

Warrants

The Company has issued warrants to purchase, in the aggregate, up to 275,000 shares of its Common Stock as follows:

1. Warrant to purchase up to 100,000 shares of Common Stock issued to the City of Oakland, dated as of January 2000 at an exercise price of $4.00 per share.

2. Warrant to purchase up to 30,000 shares of Common Stock issued to Broadband Infrastructure Group Corporation, dated as of September 2000 at an exercise price of $9.50 per share.

3. Warrant to purchase up to 15, 000 shares of Common Stock issued to Solectron Corporation, dated as of March 13, 2000 at an exercise price of $0.40 per share.

4. Warrant to purchase up to 125,000 shares of Common Stock issued to CIT Venture Leasing Fund dated as of December 2000 at an exercise price of $9.50 per share.

5. Warrant to purchase up to 5,000 shares of Common Stock issued to Woodruff-Sawyer & Co. dated as of April 2001 at an exercise price of $10.00 per share.

                                    EXHIBIT G

                          FORM OF ASSIGNMENT AGREEMENT

                                    EXHIBIT H

                          FORM OF TERMINATION AGREEMENT

                                    EXHIBIT I

                   FORM OF RESTRICTED STOCK PURCHASE AGREEMENT

                                      -27-